Exhibit 3.1

RESTATED ARTICLES OF INCORPORATION
OF COMMUNICATIONS-SYSTEMS, INC., AS AMENDED
(AS EFFECTIVE JUNE 12, 2014)

          RESOLVED, that the Articles of Incorporation of Communications Systems, Inc. be and the same hereby are restated to read as follows:

ARTICLE I.

          The name of this corporation is COMMUNICATIONS SYSTEMS, INC.

ARTICLE II.

          The corporation has general business purposes.

ARTICLE III.

          The duration of this corporation shall be perpetual.

ARTICLE IV.

          The location and post office address of its registered office in this state is 213 Main Street, Hector, Minnesota 55342.

ARTICLE V.

Capital Stock

          The authorized capital stock of this corporation shall be Thirty Million (30,000,000) shares of Common Stock of the par value of five cents ($.05) per share (the “Common Stock”) and Three Million (3,000,000) shares of Preferred Stock of the par value of One Dollar ($1.00) per share (the “Preferred Stock”).

          The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of each class of stock shall be as follows:

          SECTION 1.   Preferred Stock. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. Subject to the provisions hereof and the limitations prescribed by law, the Board of Directors is expressly authorized, by adopting resolutions providing for the issuance of shares of any particular series and, if and to the extent from time to time required by law, by filing with the Minnesota Secretary of State a statement with respect to the adoption of the resolutions pursuant to the Minnesota Business Corporation Act (or other law hereafter in effect relating to the same or substantially similar subject matter), to establish the number of shares to be included in each such series and to fix the designation and relative powers, preferences and rights and the qualifications and limitations or restrictions thereof relating to the shares of each such series. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

          (a)          the distinctive serial designation of such series and the number of shares constituting such series, provided that the aggregate number of shares constituting all series of Preferred Stock shall not exceed Three Million (3,000,000);

(b) the annual dividend rate on shares of such series, if any, whether dividends shall be cumulative and, if so, from which date or dates;

          (c)          whether the shares of such series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon and after which such shares shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(d) the obligation, if any, of the corporation to retire shares of such series pursuant to a sinking fund;

          (e)          whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(g) the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation; and

(h) any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

The shares of Preferred Stock of any one series shall be identical with each other in all respects except as to the dates from and after which dividends thereon shall cumulate, if cumulative.

          SECTION 2.   Common Stock. Subject to all of the rights of the Preferred Stock, and except as may be expressly provided with respect to the Preferred stock herein, by law or by the Board of Directors pursuant to this Article V:

(a) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the corporation legally available for the payment of dividends;

(b) the holders of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each share being entitled to one vote; and

          (c)          upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, the net assets of the corporation shall be distributed pro rata to the holders of the Common Stock in accordance with their respective share ownership.

ARTICLE VI.

Rights of Shareholders

          (a)          Pre-emptive Rights. No holder of any stock of the corporation shall have any pre-emptive right to subscribe for or purchase his proportionate share of any stock of the corporation, now or hereafter authorized, issued or reissued.

          (b)          Voting Rights. At each meeting of the shareholders, and with respect to any matter upon which the shareholders have a right to vote, each holder of record of shares of common stock shall be entitled to one vote for each share of common stock so held. No shareholder shall have the right to cumulate his voting for any purpose whatsoever.

ARTICLE VII.

Board of Directors

          SECTION 1.   The business and affairs of this corporation will be managed by or under the direction of a Board of Directors consisting of not less than three or more than twelve directors, the exact number of directors to be fixed from time to time by or pursuant to the Bylaws. Each director will serve until his or her successor has been duly elected and qualified, unless he or she retires, resigns, dies or is removed.

          SECTION 2.   Any vacancies occurring in the Board of Directors for any reason, and any newly created directorships resulting from an increase in the number of directors, may be filled by a majority of the directors then in office. Any directors so chosen will hold office until the next election of directors and until their successors are elected and qualified, subject, however, to prior retirement, resignation, death or removal from office.

          SECTION 3.   A majority of the directors then in office will constitute a quorum for the transaction of business, and if at any meeting of the Board of Directors there is less a quorum, a majority of those present may adjourn the meeting from time to time.

          SECTION 4.   Advance notice of nominations for the election of directors, other than by the Board of Directors or a committee thereof, must be given within the time and in the manner provided in the Bylaws.

ARTICLE VIII.

          (a)          Directors Action by Consent. An action required or permitted to be taken at a meeting of the Board of Directors may be taken by written action signed by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all Directors were present.

          (b)          Ratification by Shareholders. Any contract, act or transaction of the corporation or of the Directors may be ratified by a vote of a majority of the shares having voting powers at any meeting of shareholders, and such ratification shall, so far as permitted by law and by these Articles of Incorporation, be as valid and as binding as though ratified by every shareholder of the corporation.

ARTICLE IX.

Business Combinations

          SECTION 1.   In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in Section 2 of this Article IX, a Business Combination (as hereinafter defined) shall require the affirmative vote of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or by any other provision of these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

          SECTION 2.   The provisions of Section 1 of this Article IX shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles of Incorporation or in any agreement with any national securities exchange or otherwise, if the conditions specified in either of the following paragraphs A or B are met:

A. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

B. All of the following conditions shall have been met:

              (1)          The aggregate amount of cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount determined under clauses (a) and (b) below:

                (a)          (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholder (as hereinafter defined) for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock (i) within the two-year period immediately prior to the date of the first public announcement of the proposed Business Combination (the “Announcement Date”) or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher; and

                (b)          the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date being referred to herein as the “Determination Date”), whichever is higher.

              (2)          The aggregate amount of cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class or series of outstanding Capital Stock (as hereinafter defined), other than Common Stock, shall be at least equal to the highest amount determined under clauses (a), (b) and (c) below:

                (a)          (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by or on behalf of the Interested Shareholder for any share of such class or series of Capital Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of such class or series of Capital Stock (i) within the two-year period immediately prior to the Announcement Date or (ii) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b) the Fair Market Value per share of such class or series of Capital Stock on the Announcement Date or on the Determination Date, whichever is higher; and

                (c)          (if applicable) the highest preferential amount per share to which the holders of stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation, regardless of whether the Business Combination to be consummated constitutes such an event.

The provisions of this paragraph B(2) shall be required to be met with respect to every class or series of outstanding Capital Stock, whether or not the Interested Shareholder has previously acquired beneficial ownership of any shares of a particular class or series of Capital Stock.

              (3)        The consideration to be received by holders of a particular class or series of outstanding Capital Stock shall be in cash or in the same form as previously has been paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such class or series of Capital Stock. If the consideration so paid for shares of any class or series of Capital Stock varied as to form, the form of consideration for such class or series of Capital Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Shareholder. The price determined in accordance with paragraphs B(1) and B(2) of Section 2 of this Article IX shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

              (4)        After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination: (a) there shall have been no failures to declare and pay at the regular date therefore any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Capital Stock having a preference over the Common Stock as to dividends, or upon liquidation, except as approved by a majority of the Continuing Directors; (b) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock dividend, stock split, combination of shares or similar event), except as approved by a majority of the Continuing Directors; (c) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock, unless the failure to increase such annual rate is approved by a majority of the Continuing Directors; and (iv) except as approved by a majority of the Continuing Directors, such Interested Shareholder shall not have become the beneficial owner of any additional shares of Capital Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in the transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage beneficial ownership of any class or series of Capital Stock.

              (5)       After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

              (6)       A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 (the “Act”) and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Act or subsequent provisions). The proxy or information statement shall contain on the first page thereof, in a prominent place, any statement as to the advisability (or inadvisability) of the Business Combination that a majority of the Continuing Directors may choose to make and, if deemed advisable by a majority of the Continuing Directors as to the fairness (or lack of fairness) of the terms of the Business Combination from a financial point of view to the holders of the outstanding shares of Capital Stock other than the Interested Shareholder and its Affiliates (as hereinafter defined) or Associates (as hereinafter defined).

              (7)       Such Interested Shareholder shall not have made or caused to be made any major change in the corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.

          SECTION 3.   In addition to any affirmative vote required by law or these Articles of Incorporation, the following shall require the affirmative vote of not less than two thirds (1/2) of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock, voting together as a single class: (a) any sale, lease, mortgage, pledge, transfer, exchange or other disposition of all or substantially all of the property and assets of the corporation to any person; (b) any reclassification of securities (including any combination of shares or reverse stock split), or recapitalization or reorganization of the corporation, or any merger, consolidation or statutory exchange of shares of the corporation or any Subsidiary with any other corporation (other than a merger of a wholly owned Subsidiary of the corporation into the corporation or the merger of two or more wholly owned Subsidiaries of the corporation; (c) the adoption of plan or proposal for the liquidation or dissolution of the corporation; and (d) any agreement, contract or other arrangement or understanding providing for one or more of the foregoing.

          SECTION 4.   For the purpose of this Article IX:

A. The term “Business Combination” shall mean:

              (1)          any merger; consolidation or statutory exchange of shares of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder of (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger, consolidation or statutory share exchange would be, an Affiliate or Associate of an Interested Shareholder; provided, however, that the foregoing shall not include the merger of a wholly owned Subsidiary of the corporation into the corporation or the merger of two or more wholly owned Subsidiaries of the corporation; or

              (2)          any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any assets of the corporation or any Subsidiary equal to or greater than ten percent (10%) of the book value of the consolidated assets of the corporation; or

              (3)          any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with the corporation or any Subsidiary of any assets of any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder equal to or greater than ten percent (10%) of the book value of the consolidated assets of the corporation; or

              (4)          the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder of any securities of the corporation (except pursuant to stock dividends, stock splits, or similar transactions which would not have the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder) or of any securities of a Subsidiary (except pursuant to a pro rata distribution to all holders of Common Stock of the corporation); or

              (5)          the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

              (6)          any transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, including, without limitation, any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger, consolidation or statutory exchange of shares of the corporation with any of its Subsidiaries; or

(7) any agreement, contract or other arrangement or understanding providing for any one or more of the actions specified in the foregoing clauses (1) to (6).

          B.          The term “Capital Stock” shall mean all capital stock of the corporation authorized to be issued from time to time under Article V of these Articles of Incorporation. The term “Voting Stock” shall mean all Capital Stock of the corporation entitled to vote generally in the election of directors of the corporation.

          C.          The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person or persons with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

          D.          The term “Interested Shareholder” shall mean any person (other than the corporation or any Subsidiary and other than any profit sharing, employee stock ownership or other employee benefit plan of the corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (1) is the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (2) is an Affiliate or Associate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (3) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

          E.          A person shall be a “beneficial owner” of any Capital Stock (1) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (2) which such person or any of its Affiliates or Associates has, directly or indirectly, (a) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding, or (c) the right to dispose or direct the disposition of, pursuant to any agreement, arrangement or understanding; or (3) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, of acquiring, holding, voting or disposing of any shares of Capital Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph D of this Section 4, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this paragraph E, but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, exchange rights, warrants or options, or otherwise.

          F.          The term “Affiliate,” used to indicate a relationship with a specified person, shall mean a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such specified person. The term “Associate,” used to indicate a relationship with a specified person, shall mean (1) any person (other than the corporation or a Subsidiary) of whom such specified person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such specified person has a substantial beneficial interest or as to which such specified person serves as trustee or in a similar fiduciary capacity, (3) any relative or spouse of such specified person or any relative of such spouse, who has the same home as such specified person or who is a director or officer of the corporation or any Subsidiary, and (4) any person who is a director or officer of such specified person or any of its parents or subsidiaries (other than the corporation or a Subsidiary).

          G.          The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is beneficially owned, directly or indirectly, by the corporation; provided, however, that for the purposes of paragraph D of this Section 4, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned, directly or indirectly, by the corporation.

          H.          The term “Continuing Director” shall mean any member of the Board of Directors of the corporation, while such person is a member of the Board of Directors, who was a member of the Board of Directors prior to the time that the Interested Shareholder involved in the Business Combination in question became an Interested Shareholder, and any member of the Board of Directors, while such person is a member of the Board of Directors, whose election, or nomination for election by the corporation’s shareholders was approved by a vote of a majority of the Continuing Directors; provided, however, that in no event shall an Interested Shareholder involved in the Business Combination in question or any Affiliate, Associate or representative of such Interested Shareholder, be deemed to be a Continuing Director.

          I.           The term “Fair Market Value” shall mean (1) in the case of cash, the amount of such cash; (2) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, of if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale or closing bid quotation (whichever is applicable) with respect to a share of such stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers, Inc. Automated Quotations System or any similar system then in use, or if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (3) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

          J.           In the event of any Business Combination in which the corporation survives, the phrase “consideration other than cash to be received” as used in paragraphs B(1) and B(2) of Section 2 of this Article IX shall include the shares of Common Stock and/or the shares of any other class or series of Capital Stock retained by the holders of such shares.

          SECTION 5.   The Continuing Directors by majority vote shall have the power to determine for the purposes of this Article IX, on the basis of information known to them after reasonable inquiry, (a) whether a person is an Interested Shareholder, (b) the number of shares of Capital Stock (including Voting Stock) or other securities beneficially owned by any person, (c) whether a person is an Affiliate or Associate of another, (d) whether the assets which are the subject of any Business Combination equal or exceed ten percent (10%) of the book value of the consolidated assets of the corporation, (e) whether a proposed plan of dissolution or liquidation is proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder, (f) whether any transaction has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by an Interested Shareholder or any Affiliate or Associate of an Interested Shareholder, (g) whether any Business Combination satisfies the conditions set forth in paragraph B of Section 2 of this Article IX, and (h) such other matters with respect to which a determination is required under this Article IX. Any such determination made in good faith shall be binding and conclusive on all parties.

          SECTION 6.   Nothing contained in this Article IX shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

          SECTION 7.   The fact that any Business Combination complies with the provisions of Section 2 of this Article IX shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, to approve such Business Combination or recommend its adoption or approval to the shareholders of the corporation, nor shall such compliance limit, or otherwise restrict in any manner the Board of Directors, or any member thereof, or the Continuing Directors, or any of them, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

          SECTION 8.   Notwithstanding anything to the contrary in these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least two-thirds (⅔) of the voting power of all shares of Capital Stock of this corporation entitled to vote generally in the election of directors shall be required to alter, amend, repeal or adopt any provision inconsistent with Section 3 of this Article IX and the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of Capital Stock of this corporation entitled to vote generally in the election of directors shall be required to alter, amend, repeal or adopt any provision inconsistent with the remaining sections of this Article IX.

ARTICLE X.

Bylaws

          SECTION 1.   Except as otherwise provided in Section 2 of this Article X, Bylaws may be adopted, altered, amended or repealed or new Bylaws enacted by the affirmative vote of a majority of the entire Board of Directors (if notice thereof is contained in the notice of the meeting at which such vote is taken or if all directors are present) or at any regular meeting of the shareholders (or at any special meeting thereof duly called for that purpose) by the affirmative vote of a majority of the shares represented and entitled to vote at such meeting (if notice thereof is contained in the notice of such meeting.)

          SECTION 2.   Notwithstanding anything contained in Section 1 of this Article X to the contrary, either (i) the affirmative vote of the holders of at least eighty percent (80%) of the votes entitled to be cast by the holders of all shares of the corporation entitled to vote generally in the election of directors, voting together as a single class, or (ii) the affirmative vote of a majority of the entire Board of Directors with the concurring vote of a majority of the Continuing Directors, voting separately and as a subclass of directors, shall be required to alter, amend or repeal, or adopt any Bylaw provision inconsistent with any Bylaw relating to procedures for advance notice of nominations for election to the Board of Directors (other than by the Board of Directors or committee thereof) or procedures for advance notice to the Board of Directors of business to be brought before an annual meeting of shareholders of the Company. For purposes of this Article X, the term “Continuing Director” shall mean any member of the Board of Directors who was a member of the Board of Directors on February 24, 1986 or who is elected to the Board of Directors after February 24, 1986 upon the recommendation of a majority of Continuing Directors, voting separately and as a subclass of directors on such recommendation.

          SECTION 3.   Notwithstanding anything to the contrary in these Articles of Incorporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or these Articles of Incorporation), the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of Capital Stock of this corporation entitled to vote generally in the election of directors shall be required to alter, amend or repeal Section 2 or this Section 3 of this Article X or to adopt as part of these Articles of Incorporation any provision inconsistent with Section 2 or this Section 3 of this Article X.

ARTICLE XI.

Amendment of Articles of Incorporation

          Except as otherwise provided in Articles VII, IX and X, the Articles of Incorporation of this corporation may be amended, altered, changed or repealed by the affirmative vote of the holders of at least a majority of the voting power of all shares of Capital Stock of this corporation entitled to vote generally in the election of directors, or such greater percentage as may otherwise be prescribed by the laws of Minnesota.

ARTICLE XII.

          No director of this Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director; provided, however, that this Article XII shall not limit or eliminate the liability of a director to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) for violations of sections 302A.559 or 80A.23 of the Minnesota Statutes; (iv) for any transaction from which the director derived any improper personal benefit; or (v) for any act or omission occurring prior to the date when this provision becomes effective.

          The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the corporation for any liability of a director which has not been eliminated by the provisions of this Article.

          If the Minnesota Statutes hereafter are amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the Minnesota Statutes as so amended.

          Any amendment or repeal of this Article XII shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.